Exhibit 99.1

Rayonier	50 N. Laura Street
Jacksonville, Fla. 32202
904-357-9100

News Release

Contacts
Investors	Mr. Carl Kraus	904-357-9158
Media Relations	Mrs.Helen Rowan	904-357-9806

For Immediate Release

Rayonier Adds Former Governor John Ellis (Jeb) Bush to Board of Directors

JACKSONVILLE, Fla., December 1, 2008 - Rayonier (NYSE:RYN) announced today that former Gov. John Ellis (Jeb) Bush has been elected to its Board of Directors, effective December 1, 2008.

Bush is president of Jeb Bush and Associates, a consulting firm in Miami, Florida. He served as the 43rd governor of the State of Florida from January 1999 until January 2007. Prior to his election as governor, Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. He formed and serves as chairman of The Foundation for Florida's Future, a not-for-profit public policy organization, and the Foundation for Excellence in Education, a not-for-profit charitable organization.

"Jeb's management experience as governor of one of the country's largest states and his expertise in real estate and public policy issues make him an ideal fit for our Board," said Lee M. Thomas, Chairman, President and Chief Executive Officer.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust. For further information, visit the company's website at www.rayonier.com.